Exhibit 10.16

PATENT LICENSE AGREEMENT

     THIS AGREEMENT is made this 29th day of March 2002, (“Effective Date”) by and between eSpeed, Inc., a corporation organized and existing under the laws of the State of Delaware, having a place of business at 299 Park Avenue, 29th Floor, New York, New York, 10171-0002 (hereinafter referred to as “eSpeed”), and Intercontinental-Exchange, Inc., a corporation organized and existing under the laws of the State of Delaware, having a place of business at 2100 RiverEdge Parkway, Fifth Floor, Atlanta, Georgia, 30328 (hereinafter referred to as “ICE” together with certain affiliated entities as further defined below).

     WHEREAS, eSpeed has the right to provide a license under a certain patent as herein identified; and

     WHEREAS, ICE desires to obtain, and eSpeed is willing to grant ICE, a non-exclusive license as hereafter defined and under the terms and conditions herein specified.

     NOW, THEREFORE, in consideration of the premises and mutual agreements herein contained eSpeed and ICE agree as follows:

TERMS

1. DEFINITIONS

     1.1 “Days” shall mean calendar days.

     1.2 “Electronic Futures Contract” shall mean a legally binding agreement occurring in an Electronic Futures Exchange (as defined below) to transfer a commodity sometime in the future, including derivatives (e.g., cash settled agreements) and options on such agreements (but excluding forward contracts, over-the-counter swaps, over-the-counter options and other types of over-the-counter bilateral transactions), wherein the agreement is of a type regulated by the Commodity Futures Trading Commission (“CFTC”), any successor agency or alternative United States Federal agency, or would be regulated by the CFTC or such agency under the Commodity Exchange Act or other act if an electronic marketplace for such agreements has sufficient activities in the Licensed Territory.

     1.3 “Electronic Futures Exchange” shall mean an electronic marketplace which is registered as a designated contract market under the Commodity Exchange Act or receives comparable or successor regulatory recognition and where participants (and/or their agents) can enter into electronic transactions with respect to Electronic Futures Contracts.

     1.4 “Electronic Side” shall mean an action by one participant (and/or an agent for a participant) in an Electronic Futures Exchange for the purpose of entering into an Electronic Futures Contract.

     1.5 “Electronic Trade” shall mean an electronic transaction involving two or more Electronic Sides carried out in an Electronic Futures Exchange.

     1.6 “eSpeed Related Entity” shall mean any entity having (1) common ownership or (2) controlling, controlled by or under common control with eSpeed, and specifically including TradeSpark L.P. and Cantor Fitzgerald L.P. as well as any entities having (1) common ownership or (2) controlling, controlled by or under common control with either of them.

     1.7 “ICE” shall mean the Intercontinental-Exchange, Inc. and ICE Affiliates.

     1.8 “ICE Affiliates” shall mean any corporation or other legal entity at least fifty percent (50%) of whose voting interests (whether in the form of shares or other voting interests) are owned or directly or indirectly controlled by or under common control with the Intercontinental-Exchange, Inc., or any corporation or other legal entity as to which the Intercontinental-Exchange, Inc. has the power to elect a majority of its governing board, as of the Effective Date of this Agreement or at any time during the term of this Agreement; provided that The New York Mercantile Exchange (NYMEX), its affiliates or subsidiaries, and each of their respective successors or assigns, shall not be considered an ICE Affiliate under any circumstances, and shall not be considered an ICE Affiliate even in the event they would otherwise hereafter qualify as an ICE Affiliate under this definition; further provided that The Chicago Board of Trade (CBOT), its affiliates or subsidiaries, and each of their respective successors or assigns, shall not be considered an ICE Affiliate under any circumstances, and shall not be considered an ICE Affiliate even in the event they would otherwise hereafter qualify as an ICE Affiliate under this definition; further provided that The Chicago Mercantile Exchange (CME), its affiliates or subsidiaries, and each of their respective successors or assigns, shall not be considered an ICE Affiliate under any circumstances, and shall not be considered an ICE Affiliate even in the event they would otherwise hereafter qualify as an ICE Affiliate under this definition; and further provided that the International Petroleum Exchange (“IPE”) shall be specifically considered an ICE Affiliate so long as it qualifies as an ICE Affiliate under this definition.

     1.9 “ICE’s Electronic Futures Exchange” shall mean an Electronic Futures Exchange (as updated or modified from time to time in ICE’s sole discretion) owned and operated by ICE which ICE intends to use as an electronic marketplace for Electronic Sides and Electronic Trades. This definition does not include any other Electronic Futures Exchange such as an Electronic Futures Exchange as to which ICE may have an ownership interest, a controlling interest (whether by exercise of voting rights or through an exercise of other interests) and/or operational responsibility, and does not include any Electronic Futures Exchange that is, as of the date of this Agreement, registered with the Commodity Futures Trading Commission as a designated contract market, provided that ICE’s Electronic Futures Exchange shall include any Electronic Futures Exchange owned and operated by any ICE Affiliates.

     1.10 “Licensed Activity” shall mean an activity by which ICE’s Electronic Futures Exchange is used to enter an Electronic Side or transact an Electronic Trade in the Licensed Territory. For the convenience of the parties, and in view of their difficulty in determining the situs of an Electronic Trade and an Electronic Side in ICE’s Electronic

Futures Exchange, the parties shall consider: (I) all Electronic Sides for which the participant (and/or an agent for a participant) is within the Licensed Territory; and (2) all Electronic Trades of an Electronic Futures Contract for commodities subject to delivery or settlement in the Licensed Territory, as Electronic Sides and Electronic Trades under the Licensed Patent in the Licensed Territory for purposes of this Agreement (hereinafter referred to as “Licensed Electronic Sides” and/or “Licensed Electronic Trades”).

     1.11 “Licensed Field of Use” shall mean Electronic Futures Contracts for the following commodities: petroleum and petroleum products, coal, natural gas, electricity, precious and base metals, weather based products, and sulfur and nitrogen based pollution allowance products. In addition to all other commodities not expressly included in the Licensed Field of Use, commodities such as financial products (interest rate based products, such as Treasuries and Eurodollars, equity based products, such as S&P, and the like) and agricultural based products are specifically not included; provided, however, that bonafide financial products, related to the commodities listed above, e.g., a bonafide, (e.g., cash settled) financial natural gas product, are included in the Licensed Field of Use.

     1.12 “Licensed Patent” shall mean United States Patent No. 4,903,201.

     1.13 “Licensed Territory” shall mean the United States and all of its territories and possessions.

2. LICENSE GRANT

     2.1 Subject to the terms and conditions hereof, and to ICE making the payments required under Section 3, eSpeed hereby grants to ICE a royalty bearing, non-exclusive, personal, non-transferable, right and license to conduct Licensed Activities under the Licensed Patent in the Licensed Field of Use. Under the terms of this Agreement, ICE’s customers shall have an implied license to conduct Licensed Activities under the Licensed Patent in the Licensed Field of Use.

     2.2 Nothing in this Agreement shall be construed to grant to ICE the right to grant a sublicense under the Licensed Patent. The right to sublicense is specifically excluded from this Agreement.

     2.3 (a) Subject to ICE making the payments required under Section 3.2 during the life of this Agreement, eSpeed further represents, covenants and agrees that neither eSpeed nor any entity directly or indirectly controlled by eSpeed will bring suit or otherwise assert a claim for infringement of any claim of the Licensed Patent in the Licensed Field of Use, or any United States and foreign patents now held or hereafter acquired by eSpeed which would be necessarily infringed by ICE upon practicing any claim of the Licensed Patent in the Licensed Field of Use, against ICE, or its shareholders, directors, officers or agents, or any of their participants (only insofar as each is acting in their respective capacities with ICE), before any court or administrative agency in any country of the world based on or arising out of any Licensed Activity conducted by ICE and by any of its customers in the Licensed Field of Use; provided that ICE shall not use or assist others in using the Licensed Patent beyond the Licensed Activities. The covenant in this Section 2.3(a) with respect to hereafter acquired patents which eSpeed may acquire from third parties shall be subject to the mutual agreement of the parties on the terms of a licensing agreement, if appropriate.

          (b) The release and covenant not to sue provided in this Section 2.3, as well as any other releases or covenants not to sue set out in this Agreement, shall bind any assignee or other person to whom any interest in the Licensed Patent may be conveyed.

3. ROYALTY AND PAYMENTS

     3.1 In consideration for the rights granted ICE under this Agreement, ICE agrees to pay eSpeed as follows:

          (a) on April 5, 2002, ICE shall pay eSpeed an initial payment of two million dollars ($2,000,000);

          (b) on each successive April 1st (the Anniversary Date), ICE shall pay an annual minimum payment of two million dollars ($2,000,000);

          (c) in addition to the annual minimum payment made pursuant to Section 3.1(b), in the event the number of Electronic Futures Contracts involved in Licensed Electronic Sides or Licensed Electronic Trades, whichever is greater, exceeds 25,000,000 in any given year measured from the Anniversary Date, ICE shall pay eSpeed an additional payment of two million dollars ($2,000,000). For each additional 25,000,000 Electronic Futures Contracts involved in Licensed Electronic Sides or Licensed Electronic Trades that occur in a given year, again measured from the Anniversary Date, ICE shall pay eSpeed additional payments of two million dollars ($2,000,000). (For example, if during a given year of this Agreement 75,000,001 Electronic Futures Contracts are made on ICE’s Electronic Futures Exchange, ICE shall pay eSpeed a total of eight million dollars ($8,000,000) that year. These payments should be made as follows: $2,000,000 on April 1st of the year; $2,000,000 when the number of Electronic Futures Contracts reach 25,000,001; $2,000,000 when the number of Electronic Futures Contracts reach 50,000,001; and $2,000,000 when the number of Electronic Futures Contracts reach 75,000,001.) The payments made under this Section 3.1(c) shall be made within thirty (30) Days of the date that each 25,000,000 Electronic Futures Contracts increment is first exceeded. (For example, within 30 Days of the date that 25,000,001 Electronic Futures Contracts are made in a given year measured from the Anniversary Date, ICE shall pay eSpeed the corresponding additional $2,000,000); and

          (d) in addition to the payments made pursuant to Sections 3.1 (a)-(c), ICE shall pay a royalty of $0.10 for each Licensed Electronic Side or $0.20 for each Licensed Electronic Trade, whichever is cumulatively greater, multiplied times the total number of Electronic Futures Contracts involved in such Licensed Electronic Sides or Licensed Electronic Trades.

     3.2 The total royalty hereunder (the “Royalty”) includes the sum of the periodic payments made under subparagraphs 3.1 (a)-(c) (the “Periodic Royalty”) and the payments made under subparagraph 3.1(d) (the “Running Royalty”).

     3.3 In the event the notional value of any individual Electronic Futures Contract listed by ICE on ICE’s Electronic Futures Exchange and subject to the Royalty exceeds, as of the date on which such Electronic Futures Contract is first available for trading, fifty thousand dollars ($50,000) based on the highest applicable closing commodity prices as of the Effective Date of this Agreement, then the calculations of Royalty (Periodic Royalty as well as Running Royalty) shall be adjusted by increasing the number of Electronic Futures Contracts involved in Licensed Electronic Sides and Licensed Electronic Trades in accordance with the following formula: for each Electronic Futures Contract exceeding $50,000 in notional value, the number of Electronic Futures Contracts to be used for calculating Royalty shall be equal to the notional value divided by fifty thousand dollars ($50,000), with the quotient rounded up to the next whole number; such whole number shall be applied in calculating the Periodic Royalty and the Running Royalty (e.g., an Electronic Futures Contract traded with a notional value of one hundred twenty thousand dollars ($120,000) will be treated as if three Electronic Futures Contracts ($120,000 ÷ $50,000 = 2.4 rounded up to 3) were traded not one).

4. REPORTS

     4.1 ICE shall keep records of all Licensed Activities conducted during the term of this Agreement sufficient to permit verification of the Royalties required to be reported and paid under this Agreement for at least five (5) years (or such shorter period as may be required under applicable laws and regulations) after each due date for payment of Running Royalty for such Licensed Activity.

     4.2 (a) ICE shall submit Running Royalty payments and a royalty report within thirty (30) Days after the end of each calendar quarter. The royalty report, which shall be certified by a managing officer of ICE as to its correctness, shall identify the total number of Licensed Activities made during the preceding calendar quarter.

          (b) In the event that any report and payment are not made by ICE by the date provided under this Agreement, and not cured within thirty (30) Days of receiving notice of said failure to report and pay, interest shall be payable on the past due amounts at the prime rate as published by the Wall Street Journal, from the date payment was due pursuant hereto to the date of payment, which interest shall be in addition to any other remedy provided to eSpeed by law or by this Agreement.

     4.3 eSpeed shall have the right, during reasonable business hours and upon the reasonable convenience of ICE, to have the correctness of any such report audited, at eSpeed’s expense, by a firm of independent public accountants, selected by eSpeed, and reasonably acceptable to ICE, which shall examine ICE’s records only on matters pertinent to this Agreement pursuant to an appropriate non-disclosure and non-use agreement. No more than one such audit shall be performed per annum, unless ICE has underreported as provided in the following sentence, in which case a second audit shall be permitted. In the event it is determined by the independent public accountants, at any time, that ICE has underreported in an amount in excess of five percent (5%) of the Running Royalties properly due with respect to one or more reports (unless such underreporting is a result of innocent mistake), ICE, in addition to any other remedy provided eSpeed by law or by this Agreement, agrees and is hereby bound to:

          (a) Reimburse eSpeed’s full cost and expense associated with such audit; and

          (b) Pay eSpeed an amount equal to the amount that ICE has failed to report or pay in accordance with the determination of such independent public accountants, with interest at the prime rate as published by the Wall Street Journal, calculated from the date each royalty accrued to the date of payment under this Section.

     Any payments due under this Section shall be due and payable thirty (30) Days following notice from eSpeed of such failure, breach or default.

     4.4 All payments called for under the Agreement shall be in United States currency, without deductions of taxes of any kind payable to eSpeed as reasonably instructed from time to time by eSpeed.

5. TERM AND TERMINATION

     5.1 All grants, obligations and provisions herein shall continue in full force and effect, unless sooner terminated as hereinafter provided, until: (a) the expiration date of the Licensed Patent (i.e., February 20, 2007); or (b) the date of entry of a final decree of invalidity of all of the independent claims of the Licensed Patent from which no appeal or other judicial recourse can be, or is, taken, whichever occurs first.

     5.2 eSpeed may terminate the license granted under Section 2.1 of this Agreement forthwith upon written notice to ICE if:

          (a) ICE remains in default in making any payment or report required hereunder or fails to comply with any other provision hereof for a period of sixty (60) Days, in each case after written notice of such default or failure is given by eSpeed to ICE, eSpeed shall be entitled to terminate this Agreement forthwith upon notice to ICE, unless a genuine and good faith dispute exists as to the amount due and any amounts not in dispute are timely paid;

          (b) ICE shall become insolvent, make an assignment for the benefit of creditors, or be subject to any court order for the compulsory liquidation of ICE;

          (c) ICE shall be determined by a court of competent jurisdiction to have willfully or deliberately violated any material provision of this Agreement, or to have concealed from eSpeed any failure to comply with this Agreement including, but not limited to, the deliberate or willful understatement of Running Royalties payable or the express refusal to timely pay royalties, or shall be determined by a court of competent jurisdiction to have acted in bad faith in breaching any material provision of this Agreement; in such event, the termination shall be effective as of the date of notice given by eSpeed. A disagreement as to whether or not a particular product is covered by this Agreement such that a royalty is payable hereunder shall not be grounds for termination under this Section and ICE shall pay the full royalty due if it is determined that a royalty is due for such products, plus interest at the prime rate as published in the Wall Street Journal; or

          (d) ICE agrees that should it, during the term of the Agreement, contest the validity of any of the claims of the Licensed Patent by filing or causing others to file any legal action or any proceeding for reexamination, then eSpeed shall have the right forthwith and thereafter to terminate this Agreement, but only to the extent that the exercise of such right to terminate is permitted under the law of the United States.

     5.3 Any termination of this Agreement shall not relieve ICE of liability for any payments accrued or owing prior to the effective date of such termination, or for any Licensed Activities prior to the effective date of such termination.

     5.4 In the event that this Agreement is terminated pursuant to Section 5.2(b) of this Agreement, eSpeed shall be entitled to keep any and all payments made by ICE pursuant to this Agreement prior to the effective date of said termination. Furthermore, ICE shall pay eSpeed any unpaid amounts due for any Licensed Activities prior to said termination in accordance with the terms in Sections 3 and 4 of this Agreement.

6. MOST FAVORED LICENSEE

     6.1 In the event that eSpeed enters into a patent license agreement with The New York Mercantile Exchange (NYMEX) or any other entity (except an eSpeed Related Entity) that lists some or all of the commodity products identified in the Licensed Field of Use as Electronic Futures Contracts (the “Energy License”), where such agreement grants a nonexclusive license under the Licensed Patent in any Licensed Field of Use on terms otherwise substantially similar in all material respects to those herein but at a more favorable royalty rate, then eSpeed shall provide ICE with written notice thereof within thirty (30) Days of the effective date and ICE shall have thirty (30) Days in which to elect in writing with notice to eSpeed the more favorable royalty rate on a going forward basis. If ICE fails to make such an election within 30 Days, then it forfeits the right to do so. If ICE elects to accept the more favorable royalty rate, then ICE must also accept all terms and conditions of the Energy License that are less favorable to ICE than in this Agreement as determined by eSpeed. ICE agrees to keep confidential any terms of the Energy License that may be disclosed to it under this Section 6 and only to use information concerning those terms for purposes of making its election under this Section 6 and for no other purpose.

     6.2 For purposes of this Section 6, the royalty rate for this Agreement is defined as the Royalty defined in Section 3.2 and includes no other compensation, licensed technology, term, obligation or condition in this or in any license hereafter granted. If any license hereafter granted to any other entity (a) provides for any non-monetary compensation to eSpeed in addition to an annual royalty and a running royalty per Licensed Electronic Side or Licensed Electronic Trade or (b) grants additional technology rights, releases, or other consideration, then such other non-monetary compensation, technology rights, releases, or other consideration shall not be considered in determining whether the royalty rate in the Energy License is more favorable as compared to this Agreement.

     6.3 This provision shall not apply to any implied license or any license obtained through the doctrine of exhaustion. This provision will not apply to forgiveness, releases, or compromises for alleged past infringements to reach settlement of a lawsuit.

7. ASSIGNMENTS

     7.1 This Agreement may, at any time, upon prior written notice to ICE but without ICE’s consent, be assigned by eSpeed to an eSpeed Related Entity without such assignment operating to terminate, impair or in any way change any obligations or rights which eSpeed would have had, or any of the obligations or rights which ICE would have had, if such assignment had not occurred. Any other assignment by eSpeed is subject to ICE’s consent, which consent shall not be unreasonably withheld. The assignee shall be substituted for eSpeed as a party hereto, and thus be subject to eSpeed’s obligations and undertakings herein and eSpeed shall no longer be bound hereby; provided, however, the rights granted to ICE under Section 2 shall continue to apply and that eSpeed will remain liable for any breach of this Agreement by it that occurred prior to the effective date of its assignment.

     7.2 This Agreement shall inure to the benefit of, and be binding upon, the successors and assigns of all parties, but no purported assignment or transfer by ICE of this Agreement or any part thereof shall have any force or validity whatsoever, except, unless and until approved in writing by eSpeed, which consent shall not be unreasonably withheld with respect to a majority owned and controlled subsidiary of ICE to whom ICE desires to transfer ICE’s Electronic Futures Exchange. Any purported conveyance or other attempt by ICE to confer or extend the benefits and privileges of this Agreement upon or to another, without eSpeed’s prior written approval, shall be void and ineffective.

8. REPRESENTATIONS, WARRANTIES AND SPECIAL COVENANTS

     8.1 eSpeed represents and warrants that: i) it owns the entire right, title and interest in and to the Licensed Patent; ii) it has the right to enter into this Agreement; and iii) there are no liens, conveyances, mortgages, assignments, encumbrances or other agreements to which eSpeed is a party or by which it is bound, which would prevent or impair the full exercise of all substantive tights granted to ICE by eSpeed pursuant to the terms and conditions of this Agreement.

     8.2 eSpeed makes no representation or warranty that Licensed Activities will not infringe, directly, contributorily or by inducement under the laws of the United States or any foreign country, any patent or other intellectual property right of a third party.

     8.3 ICE represents and warrants that ICE assumes responsibility for obtaining all necessary official governmental approval, validation, and/or consent from the appropriate governmental authorities for the performance of this Agreement and for remittance of payment pursuant hereto and for registering or recording this Agreement as required; provided, however, that ICE shall use its reasonable efforts to provide that eSpeed shall have the right to participate or be represented in any proceeding, hearing, negotiation or the like with governmental authorities relating to such approval, validation and/or consent.

     8.4 Each party to this Agreement further represents and warrants that in executing this Agreement, it does not rely on any promises, inducements, or representations made by the other party or any third party with respect to this Agreement or any other business dealings with the other party or any third party, now or in the future.

     8.5 Each party to this Agreement further represents and warrants that it is not presently the subject of a voluntary or involuntary petition in bankruptcy or the equivalent thereof, does not presently contemplate filing any such voluntary petition, and does not presently have reason to believe that such an involuntary petition will be filed against it.

     8.6 Other than the express representations and warranties of this Article, there are no other representations and warranties, express or implied.

     8.7 ICE acknowledges and agrees that eSpeed shall not have an obligation to enforce the Licensed Patent against any third party or to take any other action with respect to the Licensed Patent.

     8.8 ICE acknowledges and agrees that nothing in this Agreement constitutes a license to or an obligation to provide any manufacturing or technical information or trade secrets or confers a right to use in advertising, publicity, or otherwise, any trademark or trade name of eSpeed.

     8.9 ICE acknowledges and agrees not it will not assist others in challenging the validity of the Licensed Patent.

     8.10 ICE acknowledges and agrees that ICE’s Electronic Futures Exchange will be described by one or more claims of the Licensed Patent.

9. CONFIDENTIALITY OF THIS AGREEMENT

     9.1 Other than disclosures related to a party being a public company (e.g., earnings calls), each party to this Agreement agrees to keep the terms of this Agreement and any communications relating to this Agreement confidential (“Confidential Information”) and to use reasonable care and discretion, at least commensurate with that degree of reasonable care they use to protect similar information of their own, to avoid disclosure, publication, or dissemination of the Confidential Information, outside of those employees, attorneys or consultants of the parties who have a need to know the Confidential Information and abide by the terms of this Article to keep the Confidential Information in confidence.

     9.2 The obligations of this Section shall not prevent an otherwise prohibited disclosure, which may be required by compulsory process and/or order from a court or administrative body, or demand or request of a regulatory authority (including the Securities Exchange Commission), of competent jurisdiction. The receiving party shall provide prompt prior written notice to the disclosing party sufficient in all respects to allow the disclosing party an opportunity to oppose or to attempt to limit the required disclosure. The disclosing party shall have a reasonable time period, but no less than fourteen (14) Days after receipt of said written notice (if such period is feasible under the circumstances) to oppose or to attempt to limit the required disclosure. If the disclosing party fails to act within the prescribed time period, the receiving party may disclose the requested Confidential Information to the requesting party or body. In any case, the receiving party shall attempt to have such disclosure be made pursuant to a protective order of such court, prohibiting disclosure or other use of the protected matter apart from within the proceedings of such litigation. Notwithstanding anything in this section, ICE acknowledges that the Confidential Information is the subject of discovery requests in the lawsuits Electronic Trading Systems Corporation and eSpeed, Inc. v. The Chicago Board of Trade and the Chicago Mercantile Exchange, Civil Action No. 3:99-CV-1016-M pending in the United States District Court for the Northern District of Texas, Dallas Division, and Electronic Trading Systems Corporation and eSpeed, Inc. v. The New York Mercantile Exchange, Civil Action No. 00 Civ. 7431 (KMW) pending in the United States District Court for the Southern District of New York, and agrees that the Confidential Information can be produced in and used (including use by appropriately qualified experts under a protective order) said lawsuits under the highest level of confidentiality provided for in the protective orders entered in those cases, namely Attorneys Eyes Only or its equivalent.

10. LIMITATION ON LIABILITY

     NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR SPECIAL, INCIDENTAL, INDIRECT, CONSEQUENTIAL OR SIMILAR DAMAGES ARISING UNDER TRIS AGREEMENT OR RELATED IN ANY WAY TO THIS AGREEMENT.

11. GENERAL PROVISIONS

     11.1 All notices to, demands, consents or communications which any party may desire or may be required to give to the other must be in writing, shall be effective upon receipt in the United States after having been sent by registered or certified mail or sent by facsimile transmission; and shall be effective upon receipt outside the United States after having been delivered prepaid to a reputable international delivery service or courier or sent by facsimile transmission; and addressed to the address designated below:

For notice to eSpeed:

Stephen Merkel
Executive Vice President, General Counsel and Secretary
eSpeed, Inc.
299 Park Avenue, 29th Floor
New York, New York 10171-0002

with a copy to

Scott Partridge
Baker Botts L.L.P.
One Shell Plaza
910 Louisiana St.
Houston, Texas 77002

For notice to ICE:

Jeffrey C. Sprecher
Chief Executive Officer
Intercontinental-Exchange, Inc.
2100 RiverEdge Parkway, Fifth Floor
Atlanta, Georgia, 30328

with a copy to

James M. Falvey
Vice President, General Counsel
Intercontinental-Exchange, Inc.
200 S. Wacker Drive, Suite 3100
Chicago, Illinois 60606

and to such address that the party to whom notices are to be sent may from time to time designate in writing.

     11.2 No failure or delay to act upon any default or to exercise any right, power or remedy hereunder will operate as a waiver of any such default, right, power or remedy.

     11.3 This Agreement constitutes the entire understanding of the parties with respect to its subject matter and supersedes all prior oral or written negotiations, agreements and understandings. This Agreement may not be modified or amended except in writing duly signed by authorized persons on behalf of the parties hereto.

     11.4 No modification or amendment to this Agreement will be valid or binding unless reduced to writing and duly executed by authorized corporate representatives of eSpeed and ICE.

     11.5 If any provision of this Agreement is or becomes or is deemed invalid, illegal or unenforceable under the applicable laws or regulations of the United States, the State of New York or any other jurisdiction, such provision will be deemed amended to the extent necessary to conform to applicable laws or regulations or, if it cannot be so amended without materially altering the intention of the parties, it will be stricken, and the remainder of this Agreement will remain in full force and effect.

     11.6 This Agreement does not constitute either party hereto the agent of the other party for any purpose whatsoever, nor does either party hereto have the right or authority to assume, create or incur any liability of any kind, express or implied, against or in the name or on behalf of the other party.

     11.7 THE VALIDITY, CONSTRUCTION, INTERPRETATION AND PERFORMANCE OF THIS AGREEMENT, AND ANY DISPUTES OR LEGAL ACTIONS ARISING UNDER OR FROM THIS AGREEMENT, SHALL BE GOVERNED BY THE LAWS AND REGULATIONS OF THE UNITED STATES OF AMERICA AS TO PATENT LAW, AND THE STATE OF NEW YORK, AS APPLIED TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN THE STATE OF NEW YORK. ALL DISPUTES HEREUNDER SHALL ONLY BE BROUGHT EITHER IN THE UNITED STATES DISTRICT COURT FOR THE

SOUTHERN DISTRICT OF NEW YORK OR IN A STATE COURT OF NEW YORK HAVING SUBJECT MATTER JURISDICTION OVER THE DISPUTE. EACH PARTY HEREBY SUBMITS TO THE JURISDICTION OF THE FOREGOING COURTS FOR PURPOSES OF ENFORCEMENT OF THIS AGREEMENT. SERVICE OF PROCESS FOR ANY ACTION BROUGHT BY EITHER PARTY HEREUNDER SHALL BE EFFECTIVE IF MADE BY UNITED STATES MAIL.

     11.8 This Agreement may be executed in counterparts, which may be delivered by telecopy.

     IN WITNESS WHEREOF, the parties hereto have caused this Patent License Agreement to be executed by their respective duly authorized officers as of the Effective Date.

ESPEED, INC.
	By:	/s/ Stephen Merkel
Date: March 29, 2002		Stephen Merkel
Executive Vice-President, General Counsel and Secretary

INTERCONTINENAL-EXCHANGE, INC.
Date: March 29, 2002	By:	/s/ Jeffrey C. Sprecher
Jeffrey C. Sprecher
Chief Executive Officer